Exhibit (a)(1)(C)
BUILDERS FIRSTSOURCE, INC.
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR
NEW STOCK OPTION GRANTS
This exchange offer and the withdrawal rights will expire at
5:00 p.m., Eastern Time, on May 22, 2008 (the “Expiration Date”), unless extended.
INSTRUCTIONS TO ELECTION FORM
     1. DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given them in the exchange offer, dated April 23, 2008. References in this Election Form to “Builders FirstSource,” “we,” “us,” “our,” and “ours” mean Builders FirstSource, Inc.
     2. EXPIRATION DATE. The exchange offer and any rights to tender or to withdraw a tender of your Eligible Option Grants will expire at 5:00 p.m., Eastern Time, on May 22, 2008 (or a later Expiration Date if we extend the offer).
     3. DELIVERY OF ELECTION FORM. If you intend to tender your Eligible Option Grants under the exchange offer, a signed copy of this Election Form, together with a properly completed Eligible Option Information Sheet, must be received by Builders FirstSource before the Expiration Date, which we expect will be at 5:00 p.m., Eastern Time, on May 22, 2008 (or a later Expiration Date if we extend the offer) by one of the following means:
By Mail or Courier:
Builders FirstSource, Inc.
Attention: Jeff Wier
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
By Facsimile:
Builders FirstSource, Inc.
Attention: Jeff Wier
Facsimile: (214) 880-3577
By Hand or Interoffice Mail:
Attention: Jeff Wier
By Email:
jeff.wier@bldr.com
Your Election Form will be effective only upon receipt by us. Builders FirstSource will only accept delivery of the signed Election Form by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.
     You are not required to tender your Eligible Option Grants. You must tender all or none of your Eligible Option Grants.
     4. You do not need to return your stock option agreements relating to your tendered Eligible Option Grants, as they will be automatically cancelled if we accept your Eligible Option Grants for exchange.
     5. WITHDRAWAL OF ELECTION. Tender of your Eligible Option Grants made under the exchange offer may be withdrawn at any time before the Expiration Date, which we expect will be at 5:00 p.m., Eastern Time, on May 22, 2008 (or a later Expiration Date if we extend the offer), in which case withdrawals must be received before the Expiration Date, which we expect will be at 5:00 p.m., Eastern Time, on such later Expiration Date.
     To withdraw your tendered Eligible Option Grants, you must deliver a properly completed and signed Notice of Withdrawal to the attention of Jeff Wier, by hand, by interoffice mail, by facsimile to (214) 880-3577, by regular or overnight mail to Builders FirstSource, Inc., Attention: Jeff Wier, 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, or by e-mail to jeff.wier@bldr.com. Withdrawals may not be rescinded and any Eligible Option Grants withdrawn will not be considered to be properly tendered, unless your Eligible Option Grants are properly re-tendered before the Expiration Date by following the procedures described in Instruction 3 above.
     6. SIGNATURES. Please sign and date this Election Form. Except as described in the following sentence, this Election Form must be signed by the Eligible Optionholder who holds the Eligible Option Grants to be tendered. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Election Form and proper evidence of the authority of such person to act in such capacity must be provided with this Election Form.
     7. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the exchange offer (including requests for additional copies of the exchange offer or this Election Form) should be directed to Jeff Wier, by mail or delivery service at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, by phone at (214) 880-3575, or by e-mail at jeff.wier@bldr.com.
     8. IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Option Grants tendered and the validity, form, eligibility (including time of receipt), and acceptance of your tender of Eligible Option Grants. Subject to any order or decision by a court or arbitrator of competent jurisdiction, or any other applicable regulatory authority, our determination of these matters will be final and binding on all parties. We may reject tender of Eligible Option Grants if we determine it is not in the appropriate form or that we determine it is unlawful to accept. We may waive any defect or irregularity in your tender with respect to your Eligible Option Grants before the Expiration Date. Your Eligible Option Grants will be not accepted for exchange until you have cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the Expiration Date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Option Grants.
     9. CONDITIONAL OR CONTINGENT OFFERS. Builders FirstSource will not accept any alternative, conditional, or contingent tenders.
     10. IMPORTANT TAX INFORMATION. You should refer to “Material United States Tax Consequences” of the exchange offer, which contains important tax information. We encourage you to consult with tax advisors if you have questions about your financial or tax situation.

ELECTION FORM
To:	Builders FirstSource, Inc. Attention: Jeff Wier 2001 Bryan Street, Suite 1600 Dallas, Texas 75201 Facsimile: (214) 880-3577 Email: jeff.wier@bldr.com I acknowledge that:
(1)	I hereby tender to Builders FirstSource, Inc. for exchange all my Eligible Option Grants, which are specified on the attached Eligible Option Information Sheet, and understand that, upon acceptance by Builders FirstSource, this Election Form will constitute a binding agreement between Builders FirstSource and me.

(2)	I understand that if I validly tender any Eligible Option Grants for exchange, and such Eligible Option Grants are accepted and cancelled, I will receive a New Option Grant to acquire the same number of shares of Builders FirstSource common stock that were underlying my Eligible Option Grants at the time of the exchange.

(3)	I understand the New Options will vest as follows (i) for Floyd Sherman, our President and Chief Executive Officer, one-half of his New Options will become exercisable on each of February 26, 2009 and 2010 and (ii) for all of the other Eligible Optionholders, one-third of the New Options will become exercisable on each of February 26, 2009, 2010, and 2011. If an Eligible Optionholder terminates his or her employment, his or her New Options will not continue to vest.

(4)	I understand this offer is subject to, and conditioned upon, stockholder approval of this exchange offer, which will be sought at the 2008 annual stockholders’ meeting scheduled to be held on May 22, 2008. I understand that if the stockholders approve the exchange offer, the New Option Grant will have an exercise price equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the New Option Grant Date. I understand that the New Option Grants will be granted under the Builders FirstSource, Inc. 2005 Equity Incentive Plan.

(5)	I understand that the New Options will be non-qualified stock options.

(6)	I understand that the New Option Grant will have substantially the same terms and conditions as the Eligible Option Grant surrendered for such New Option Grant, except as follows (i) the exercise price per share for each New Option Grant will be equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the New Option Grant Date, (ii) each New Option Grant will have a ten (10) year term and will vest according to the Vesting Schedule, as long as the Eligible Optionholder continues to be an employee of Builders FirstSource or one of our subsidiaries, and (iii) the change in control definition applicable to the New Options will be changed in part so that each New Option Grant will automatically vest upon the consummation of any transaction (including without limitation, any merger or consolidation), the result of which is that any “person,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a principal or a related party of a principal, becomes the beneficial owner, directly or indirectly, of more than 50% of our common stock.

(7)	Builders FirstSource has advised me to consult with my own advisors as to the consequences of participating or not participating in this exchange offer.

(8)	To remain eligible to tender my Eligible Option Grants for exchange and cancellation pursuant to the exchange offer, I understand that I must remain an Eligible Optionholder and must not have received nor have given a notice of termination prior to the date that the exchange offer expires, which is scheduled to be 5:00 p.m., Eastern Time, on May 22, 2008, unless the exchange offer is extended. I understand that if I die or cease to be employed by Builders FirstSource or one of our subsidiaries prior to the Expiration Date of the exchange offer, Builders FirstSource will not accept my Eligible Option Grants for cancellation and I, or my estate or beneficiaries, as the case may be, will retain my Eligible Option Grants with their current terms and conditions.

(9)	I understand that if I cease to be employed by Builders FirstSource or one of our subsidiaries before the New Options fully vest, I will forfeit any unvested portion of my New Option Grant.

(10)	I understand that neither the ability to participate in the exchange offer nor actual participation in the exchange offer shall be construed as a right to continued employment with Builders FirstSource or any of our subsidiaries.

(11)	I understand that, in accordance with “Conditions of This Exchange Offer” and “Extension of Exchange Offer; Termination; Amendment” of the exchange offer, Builders FirstSource may extend, amend, withdraw, or terminate the exchange offer and postpone its acceptance and cancellation of my Eligible Option Grants that I have tendered for exchange. In any such event, I understand that the Eligible Option Grants tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(12)	I understand that this election is entirely voluntary. I am aware that I may change or withdraw my decision to tender my Eligible Option Grants at any time until the exchange offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my Eligible Option Grants will be irrevocable as of the Expiration Date, which is expected to be at 5:00 p.m., Eastern Time, on May 22, 2008 (or a later Expiration Date if the offer is extended).

(13)	I hereby sell, assign, and transfer to Builders FirstSource all right, title, and interest in and to all of my Eligible Option Grants, which are specified in the attached Eligible Option Information Sheet. I agree that I will have no further right or entitlement to purchase any shares of Builders FirstSource’s common stock under the tendered Eligible Option Grants on the date Builders FirstSource accepts those option grants for exchange and cancellation. I understand that my death or incapacity will not affect Builders FirstSource’s authority to take the actions described in the exchange offer with respect to Eligible Option Grants that I have tendered for exchange and that are accepted for cancellation and that such authority will survive my death or incapacity. All of my obligations under this election form will be binding upon my heirs, personal representatives, successors, and assigns.

(14)	I agree to all of the terms and conditions of the exchange offer AND HAVE ATTACHED A COPY OF THE ELIGIBLE OPTION INFORMATION SHEET. I understand that if I do not include the Eligible Option Information Sheet with this Election Form, I will not be deemed to have tendered my Eligible Option Grants.

Date:

Signature of Eligible Optionholder

Print Name of Eligible Optionholder

Eligible Option Information Sheet

Name	Grant Date	Number of Shares	Vesting Term	Exercise Price